Exhibit 10.15

Body text (2);Body text1;AMENDMENT NO.3 TO COLLABORATION AGREEMENT

This Amendment No. 3 to the Collaboration Agreement (this “Amendment”) is entered into and effective as of April 1, 2013 (the “Amendment Effective Date”) by and among MEDIVATION, INC., a Delaware corporation having its principal place of business at 525 Market Street, 36th Floor, San Francisco, California 94105, United States, its wholly owned subsidiary Medivation Prostate Therapeutics, Inc., a Delaware corporation having its principal place of business at the same location (such entities, collectively, “Medivation”), ASTELLAS PHARMA INC., a Japanese corporation having a principal office at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“API”) and its indirect wholly owned subsidiary Astellas US LLC, a Delaware limited liability company having its principal place of business at 1 Astellas Way, Northbrook, IL 60062 , United States (“AUS”; collectively with API, “Astellas”). Medivation and Astellas are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Parties entered into a certain Collaboration Agreement effective as of October 26, 2009, as amended (the “Collaboration Agreement”).

B. The Parties wish to amend the Collaboration Agreement.

NOW, THEREFORE, the Parties hereby agree to amend the Collaboration Agreement as follows:

1. Unless otherwise expressly provided in this Amendment, all definitions in the Collaboration Agreement shall be also applicable to this Amendment.

2. Section 9.10 of the Collaboration Agreement shall be entirely deleted and replaced with the following:

“9.10 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars of Net Sales invoiced and Joint Development Costs, Joint Commercialization Costs and Joint Medical Affairs Costs incurred in other currencies shall be the average quarterly rate as published by Bloomberg (based on 20:00 Tokyo time) for the applicable quarterly reporting period for which the payment is due.

3. Except as specifically amended by this Amendment, the Collaboration Agreement remains in full force and effect. Wherever the terms of this Amendment and the Collaboration Agreement conflict, this Amendment controls. All references in the Collaboration to “this Agreement” shall mean the Collaboration Agreement, as amended hereby.

4. This Amendment may be executed in counterparts, which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the Amendment Effective Date.

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the Amendment Effective Date.

Medivation, Inc.

By: /s/ Yasumasa Masuda

Name: Yasumasa Masuda

Title: CFO

Astellas Pharma Inc.

By: /s/ C. Patrick Machado

Name: C Patrick Machado

Title: CFO/CBO

Medivation Prostate Therapeutics, Inc.

By: /s/ C. Patrick Machado

Name: C. Patrick Machado

Title: CFO CBO

Astellas US LLC

Name: Masao Yoshida Title: President and CEO

Name: Yasumasa Masuda

Title: President and CFO